Exhibit 2.1

ASSET SALE AND PURCHASE

AGREEMENT

BETWEEN

RECKITT BENCKISER INC.,

RECKITT BENCKISER (CANADA) INC.,

AND

PRESTIGE BRANDS HOLDINGS, INC.

THE SPIC AND SPAN COMPANY

PREAMBLE

This is an ASSET SALE AND PURCHASE AGREEMENT, dated 22 July 2005, between Reckitt Benckiser Inc., a Delaware corporation (“RB”); and Reckitt Benckiser (Canada) Inc., an Ontario, Canada corporation (collectively, “Sellers” and individually, each a “Seller”), and Prestige Brands Holdings, Inc., a Delaware corporation and The Spic and Span Company, a Delaware corporation (collectively and individually “Buyers” and “Buyer”).  Each of Sellers and Buyers may hereafter be referred to as a “party” or collectively as “parties.”

This agreement (“Agreement”) sets forth the terms and conditions upon which Sellers will sell to Buyers, and Buyers will purchase from Sellers, the Business (as hereinafter defined).

In consideration of the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

As used in this Agreement, each of the following terms shall have the following meanings:

1.01       “Acquired Assets” means only the following assets:

(a)           the Books and Records;

(b)           claims, rights and benefits of Sellers arising after Closing pursuant to any Contract;

(c)           the Equipment;

(d)           the Intellectual Property exclusively related or reasonably necessary to the Business;

(e)           the goodwill exclusively related to the Business, but not otherwise specifically identified herein.

Notwithstanding the above, the Acquired Assets do not include any of the Excluded Assets.

1.02         “Action” means any dispute, controversy, claim, action, litigation, suit, cause of action, arbitration, mediation, or any proceeding by or before any court, arbitrator, mediator or Governmental Entity, or any investigation, subpoena, or demand preliminary to any of the foregoing.

1.03         “Affiliate” means, with respect to a Person, another Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.  “Control,” whether or not capitalized, means, with respect to a Person, the ownership by another Person of greater than 50% of the income or voting interests of such Person or such other arrangement as constitutes the direct or indirect ability to direct the management, affairs or actions of such Person.

1.04         “Antitrust Laws” means the US Federal and State laws and regulations governing competition and acquisitions, the Canadian Competition Act and its associated regulations, and all other statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws (whether foreign, federal, state, provincial, local or other) that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

1.05         “Assumed Liabilities” means the following liabilities, whether known or unknown, accrued or contingent, direct or indirect:

(a)           all liabilities arising out of or related to the operation of the Business or ownership of the Acquired Assets after the Effective Time;

(b)           all liabilities for product liability and product warranty for products of the Business manufactured by or for the Buyer or its successors after the Effective Time;

(c)           all liabilities for Taxes due to or arising from the operation of the Business for periods after the Effective Time;

(d)           those liabilities and obligations of the Buyer set forth in the Trademark Assignment, Transitional Supply Agreement, and the Assumption Agreement;

(e)           all liabilities of Sellers for periods after the termination or expiration of the Transitional Supply Agreement pursuant to any Supply Contract including liabilities for materials or services exclusively related to the Manufacture or Contract Manufacture of Products and ordered in the ordinary course of Business prior to termination or expiration of the Transitional Supply Agreement as provided by the Transitional Supply Agreement, but delivered to Buyer or its designee thereafter;

(f)            all liabilities of Sellers arising after the Effective Time pursuant to any Contract to the extent listed in Schedule 1.13 or, if involving payments of less than US $ 25,000 per year, are in the ordinary course of Business;

(g)           all liabilities after the Effective Time for administration and redemption of coupons of the Business, except as set forth in Section 6.18;

(h)           all liabilities for returns of products of the Business shipped prior to the Effective Time, but returned after the Effective time, except as set forth in Section 6.15;

(i)            all liabilities of Sellers arising after the Effective Time pursuant to any purchase orders, contracts, agreements or other obligations exclusively related to the

Business and sold, conveyed, assigned, transferred and delivered to Buyer pursuant to Section 6.13(a)(ii); and

(j)            all liabilities of Sellers for periods after the termination or expiration of the Transitional Supply Agreement pursuant to any purchase orders, contracts, agreements or other obligations exclusively related to the Business and sold, conveyed, assigned, transferred and delivered to Buyer pursuant to Section 6.13(a)(i), including, without limitation, all liabilities for materials or services exclusively related to the Manufacture or Contract Manufacture of Products and ordered in the ordinary course of business prior to the termination or expiration of the Transition Supply Agreement, as provided by the Transitional Supply Agreement, but delivered to Buyer or its designee thereafter.

(k)           all liabilities of the Seller for assumption by the Buyer related to Co-op Advertising, to the extent disclosed in Schedule 1.05(k).

1.06         “Assumption Agreement” means that agreement, in the form attached as Exhibit 1.06, between Sellers and Buyer, to be executed as of Closing, dealing with the assumption by the Buyer of the Assumed Liabilities and the assignment by Sellers of certain of their interests pursuant to the Contracts.

1.07         “Authorization” means any legally required consent, authorization, approval, order, license, certificate or permit of or from, or declaration or filing with, any Governmental Entity, including, without limitation, any legally required filing with any Governmental Entity and the subsequent expiration of any legally required waiting period under any Antitrust Laws.

1.08         “Books and Records” means all books, records and other documents (including, without limitation, sales materials; operating, production and other manuals; plans; files; specifications; process drawings; computer programs, data and information; manufacturing and quality control records and procedures; research and development files; advertising and promotional materials) exclusively used in the Business, or reasonably necessary to the Business and can be specifically identified and separated from other materials used by RB in other businesses, existing at the Effective Time and owned by Sellers at the Effective Time.

1.09         “Business” means the manufacturing, packaging, distributing, marketing and selling of the Products under one or more of the Trademarks by the Seller or a licensee of Seller within the Geography or elsewhere in the world. The assets and liabilities of the Business consist, respectively, of the Acquired Assets and the Assumed Liabilities.

1.10         “Business Day” means any day on which commercial banks in New York are open for business providing substantially all services offered by such banks.

1.11         “Closing” means the closing of the transactions contemplated by this Agreement in accordance with the terms and upon the conditions set forth in this Agreement.

1.12         “Closing Date” means the date on which the Closing occurs, as provided in Section 3.03 of this Agreement.

1.13         “Contracts” means those purchase orders, contracts, agreements and other obligations (except Inter-company Contracts and Supply Contracts relating to the Manufacture or Contract Manufacture of Products) exclusively used in the Business and freely assignable by Sellers without the consent of any third party or where such consent has been obtained prior to Closing. The Contracts in effect as of the date of execution of this Agreement, that involve payments of more than US$ 25,000 per year, are set forth in Schedule 1.13.

1.14         “Effective Time” means 12:00 PM (noon) on the Closing Date.

1.15         “Equipment” means those cutting dies used exclusively in the manufacture of the Products, set forth in Schedule 1.15, “where is” and “as is” and all printing plates, graphic designs, artist renderings used exclusively in the Business and owned by RB.

1.16         “Excluded Assets” means any and all assets not expressly listed as Acquired Assets, whether or not used in the Business. All equipment used in the Business other than the Equipment shall be deemed Excluded Assets.

1.17         “Excluded Liabilities” means any and all liabilities of Sellers whether arising out of or related to the Business or otherwise that are not expressly listed as Assumed Liabilities.

1.18         “Financial Information” means that information described or set forth in Schedule 1.18.

1.19         “Geography” means the countries of Canada and the United States.

1.20         “Governmental Entity” means any arbitrator, court, judicial, legislative, administrative or regulatory agency, commission, department, board or bureau or body or other governmental authority or instrumentality or any person or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, whether foreign, federal, state, provincial, local or other.

1.21         “Intellectual Property” means the Trademarks and the Technology, and such other trade names, service marks, brand names, copyrights, slogans, rights to trade dress and designs as are owned as of the date hereof by Sellers and are exclusively used in the Business, as well as all the registrations and applications for the foregoing.

1.22         “Inter-company Contracts” means all purchase orders, contracts, agreements and obligations between or among any of Sellers and their Affiliates, none of which shall be an Assumed Liability.

1.23         “Knowledge of” means, whether or not capitalized, in the case of an entity, the actual knowledge of the officers of such entity as of the date of the representation, warranty or other statement.

1.24         “Material” and its variations mean, with respect to an event, circumstance or condition, that such event, circumstance or condition, individually or in the aggregate, has a material adverse effect upon the assets, financial condition or earnings of the Business.

1.25         “Person” means (as the context requires) an individual, a corporation, a partnership, an association, a trust, a limited liability company, or other entity or organization, including a Governmental Entity.

1.26         “Purchase Price” means $22,250,000 (twenty-two million, two hundred fifty thousand United States Dollars), provided to RB in a cash-equivalent and unrestricted wire transfer.  Of this total $34,651.55 shall be allocated toward the purchase of Equipment, $100,000 shall be allocated to the Non-Compete, and the remainder shall be allocated toward the purchase of the Acquired Assets, except not the Equipment.

1.27         “Specifications”. The Specifications for the Products shall be those as defined in the Transitional Supply Agreement.

1.28         “Supply Contracts” means those purchase orders, contracts, agreements and other obligations (except Inter-company Contracts) exclusively related to the Manufacture or Contract Manufacture of Products and freely assignable by Sellers without the consent of any third party or where such consent has been obtained prior to Closing.  The Supply Contracts in effect as of the date of execution of this Agreement, that involve payments of more than $25,000 per year, are set forth in Schedule 1.13.

1.29         “Taxes” means all foreign, federal, state, provincial, local and other taxes, fees, levies, duties and other assessments or charges of whatever kind (including without limitation, income, excise, stamp, transfer, property, value added, real estate, sales, payroll, gains, gross receipts, withholding and franchise taxes) together with any interest, penalties, or additions payable in connection with such taxes, fees, levies, duties or other assessments or charges.

1.30         “Technology” means any of Sellers’ formulations, trade secrets, process knowledge, and technological and manufacturing know-how exclusively related to or reasonably necessary to the Business.  Technology does not include formulations, trade secrets, process knowledge, and technology and manufacturing know-how that is generally applicable to other RB businesses.

1.31         “Trademarks” means those trademarks, registrations and applications therefore set forth in Schedule 1.31.

1.32         “Trademark Assignment” means the overall assignment of the Trademarks to Buyer from RB, which will be in the form attached as Exhibit 1.32 or in such other form as agreed to by RB and Buyer, to Buyer from RB. Individual Trademark assignment documents, by country, will be prepared and filed as stated in Section 6.09 of this Agreement

1.33         “Transaction Documents” means collectively (a) this Agreement;  (b) the Trademark Assignment; (c) the Transitional Supply Agreement; and (d) the Assumption Agreement.  The phrase “the consummation of the transaction contemplated by this Agreement” or such similar phrases include the execution and delivery of the Transaction Documents.

1.34         “Transitional Supply Agreement” means the agreement, in the form attached as Exhibit 1.34, between Buyer and one or more of Sellers, to be executed as of the Closing, dealing with the short-term Manufacture or Contract Manufacture by Seller or one of Sellers’ Affiliates of Products for Buyer.

1.35         Other Definitions. Other terms defined in this Agreement, and the location where they are defined, are:

Location
“Agreement”	Preamble
“Buyer” and “Buyers”	Preamble
“Buyer’s Assertion”	Section 9.01(b)
“Claim”	Section 9.03(a)
“Confidentiality Agreement”	Section 6.04(a)
“Contract Manufacturing”	Transitional Supply Agreement

“Control”	Section 1.03
“Evaluation Material”	Section 6.04(a)
“Manufacture”	Transitional Supply Agreement
“Products”	Transitional Supply Agreement
“Seller” and “Sellers”	Preamble
“Sellers’ Assertion”	Section 9.02(b)
“Tax Records”	Section 6.11

ARTICLE II

PURCHASE AND SALE OF ASSETS

2.01         Purchase Price.  A description of the details of the Purchase Price, as agreed to by Sellers and Buyer prior to the Closing, is set forth in Schedule 2.01.  Sellers and Buyer will not, and will cause their respective Affiliates not to, take a position in any forum that is inconsistent with the details set forth in Schedule 2.01, including, without limitation, taking an inconsistent position on any Tax return, before any Governmental Entity charged with the collection of any Tax, or in any Action relating to any Tax.

2.02         Delivery of Purchase Price.  In accordance with the terms and upon the conditions of this Agreement, and in consideration of the sale of the Acquired Assets to Buyer by Sellers, at the Closing, Buyer will deliver to Sellers the Purchase Price in immediately available funds by wire transfer to an account or accounts specified by Sellers.

2.03         Sale and Purchase of the Business.  In accordance with the terms and upon the conditions of this Agreement, at the Closing, Sellers will sell, convey, assign, transfer and deliver to Buyer the Acquired Assets and Assumed Liabilities, and Buyer will purchase, acquire, accept and assume, the Acquired Assets and Assumed Liabilities; provided, however, the Supply Contracts and certain purchase orders, contracts, agreements and other obligations or portions thereof described in Section 6.13(a)(i), will be sold, conveyed, assigned, transferred and delivered to Buyer by Sellers, and Buyer will purchase, acquire, accept and assume the rights and Assumed Liabilities with respect thereto pursuant to Section 6.13(a)(i).

ARTICLE III

CLOSING

3.01         Actions to be Taken at Closing.  At the Closing, the following actions will be taken:

(a)           Sellers will deliver to Buyers or Buyers’ designated Affiliate, duly executed, the following:

(i)            a bill of sale in a form reasonably acceptable to Sellers and Buyers for those Acquired Assets that will not be transferred pursuant to specific documents described elsewhere in this Section 3.01(a);

(ii)           a certificate by a Vice President of RB, in a form reasonably acceptable to Sellers and Buyer, to the effect that, to the Knowledge of RB, the warranties and representations set forth in Article IV of this Agreement are true and correct as of Closing, except where not Material;

(iii)          the Trademark Assignment;

(iv)          a receipt for the Purchase Price in a form reasonably acceptable to Sellers and Buyer;

(v)           certified copies of any resolutions by Sellers’ boards of directors or any other necessary corporate actions of Sellers, authorizing the execution and performance of this Agreement and the consummation of the transactions contemplated hereby; and

(vi)          such other documents as are, in the reasonable opinion of counsel for Sellers and Buyer, necessary or desirable to transfer the Assumed Liabilities and Acquired Assets to Buyer.

(b)           Buyer, or Buyers’ Affiliate will deliver to Sellers, duly executed, the following:

(i)            a certificate by a Vice President of Buyer, in a form reasonably acceptable to Sellers and Buyer, to the effect that, to the Knowledge of such Vice President, the warranties and representations set forth in Article V of this Agreement are true and correct as of the Closing, except for those which, individually or in the aggregate, will not have a material adverse effect on this Agreement or the consummation of the transactions contemplated hereby;

(ii)           the Purchase Price, delivered as described in Section 2.02;

(iii)          a receipt for the Acquired Assets in a form reasonably acceptable to Sellers and Buyer;

(iv)          certified copies of any resolutions by Buyer’s board of directors or any other necessary corporate actions of Buyer and its Affiliates, authorizing the execution and performance of this Agreement and the consummation of the transactions contemplated hereby; and

(v)           such other documents as are, in the reasonable opinion of counsel for Sellers and Buyer, necessary or desirable to transfer the Assumed Liabilities and Acquired Assets to Buyer.

(c)           Sellers and Buyer concurrently will duly execute and deliver to each other:

(i)            certificates of incumbency for all officers executing documents in connection with the Transaction Documents;

(ii)           the Transitional Supply Agreement; and

(iii)          the Assumption Agreement.

3.02         Interdependence.  The transfers and deliveries described in this Article III are mutually interdependent and are to be regarded as occurring simultaneously as of the Effective Time.  Unless agreed to in writing by Sellers and Buyer, no such transfer or delivery will become effective until all other transfers and deliveries provided for in this Article III have also become effective.

3.03         Time and Place of Closing.  The Closing will take place in Parsippany, New Jersey at the offices of Reckitt Benckiser Inc. at 399 Interpace Parkway not less than 60 days subsequent to the execution of this Agreement, and not later than ten (10) Business Days after the satisfaction or waiver of all of the conditions to Closing set forth in Articles VII and VIII or at such other time and place as Sellers and Buyer agree.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF RB

RB represents and warrants that the following are true and correct as of the date of this Agreement, and will be true and correct as of the Closing.

4.01         Authority.  Sellers have full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  All corporate proceedings on the part of Sellers that are necessary to approve and authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have occurred, and, assuming proper execution and delivery by Buyer, this Agreement is enforceable against Sellers in accordance with its terms and the other Transaction Documents will be enforceable in accordance with their terms upon execution and delivery to Buyer, in each case, subject to (a) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors rights and remedies generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief.

4.02         Financial Information.  The Financial Information is in accordance with the books and records of Sellers, has been prepared in the ordinary course of the Business except as noted in Schedule 4.02 and is accurate (except for non-Material errors or omissions) and fairly presents the sales and volume of the Business in the Geography for the periods indicated on Schedule 4.02, except where not Material.

4.03         Finder’s Fees and Commissions.  None of Sellers has any liability or obligation to pay any fees or commissions to any broker, finder or other agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.

4.04         Authorizations.  No Authorization is needed by Sellers for the execution, delivery, or performance of this Agreement and the consummation of the transactions contemplated hereby, except as set forth in Schedule 4.04 or where the failure to obtain such Authorization will not have a material adverse effect on this Agreement or the consummation of the transactions contemplated hereby.

4.05         Infringement and Licenses.  Except as set forth in Schedule 4.05 to the Knowledge of RB, Sellers’ use of the Trademarks does not infringe any trademark, trade name, service mark, as the case may be, of any third Person within the Geography. Except as set forth in

Schedule 4.05 and the Knowledge of RB, there is no license or sublicense of the Trademarks within the Geography or elsewhere in the world.  Buyer acknowledges that this Section 4.05 does not apply to implied licenses for product sold in the ordinary course of the business.

4.06         Litigation and Claims.  There is no Action pending or, to the Knowledge of RB, threatened against or involving Sellers arising out of Sellers’ operation of the Business in the Geography or affecting the Acquired Assets or which questions or challenges the validity of this Agreement or any action to be taken pursuant hereto, except as set forth in Schedule 4.06 or where such litigation will not have a material adverse effect on this Agreement or the consummation of the transactions contemplated hereby.

4.07         Organization and Good Standing.  Sellers are corporations duly organized, validly existing, and in good standing under the laws of their respective countries or states of incorporation and are duly authorized to do business therein, with full corporate power to own their properties and conduct the Business in the Geography as presently conducted by them, except where not Material.

4.08         Recent Conduct of the Business.  Except where not Material or as set forth in Schedule 4.08, from December 31, 2004 until the date of this Agreement, Sellers have conducted the Business in the Geography in the same manner as it has been conducted by Sellers during the one-year period immediately preceding December 31, 2004.

4.09         Title to Acquired Assets.  Sellers have and will convey to Buyer good and marketable title to all of the Acquired Assets in the Geography free and clear or any security interests, liens, pledges, claims, charges, options or other encumbrances, except as set forth in Schedule 4.09 or where not Material.  Buyer acknowledges and agrees that Sellers make no representations and warranties of any kind, including, without limitation, representations and warranties of good title, merchantability or fitness, with respect to any activity or asset outside the Geography.  Buyer further acknowledges and agrees that certain Patent and Trademark Offices in certain countries may reflect any of Sellers’ Affiliates as the owners of certain Trademarks and Patent that have been assigned previously to one or more Sellers.

4.10         Violations/Breaches.  To the Knowledge of RB, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not violate any law, rule or regulation or order, judgment, or decree within the Geography binding on Sellers and will not result in a breach of any term of the certificate of incorporation, code of regulation or by-laws of Sellers or of any contract, agreement or other instrument to which any of Sellers is a party, except where not Material.

4.11         Compliance with Applicable Laws.  Except as set forth in Schedule 4.11 or where not Material, to the Knowledge of RB, the Business is being conducted in compliance with all material statutes, laws, ordinances, rules, orders and regulations applicable within the Geography and, since December 31, 2003, Sellers have not received any written communication from a Governmental Entity within the Geography that alleges the Business is not in such compliance.

4.12         Contracts.  Schedule 4.12 (a) sets forth all purchase orders, contracts, agreements, licenses and other obligations to be assumed by Buyer and not set forth in Schedule 1.13 that subject the Business or will, after the Closing, subject the Buyer or the Business to any covenant not to compete or otherwise limit the areas in which the Business may be conducted.  Except as set forth in Schedule 4.12(b), to the Knowledge of RB, each Contract and Supply Contract is in full force and effect and is enforceable by Sellers in accordance with its terms, except where not Material.  Except as set forth in Schedule 4.12(c), or where not Material, each of Sellers has performed all obligations required to be performed by it to date under the Contracts and Supply Contracts and is not (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder.

4.13         Permits.  Except as set forth in Schedule 4.13, to the knowledge of RB, Sellers possess all licenses, permits and other approvals within the Geography of Governmental Entities necessary to enable them to carry on the Business as it is currently conducted, except where not Material.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants that the following are true and correct as of the date of this Agreement, and will be true and correct as of the Closing.

5.01         Authority.  Buyer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. All corporate proceedings on the part of Buyer or its Affiliates that are necessary to approve and authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have occurred, and, assuming proper execution and delivery by Sellers, this Agreement is enforceable against Buyer in accordance with its terms and the other Transaction Documents will be enforceable in accordance with their terms upon execution and delivery to Sellers, in each case, subject to (a) bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief.

5.02         Finder’s Fees and Commissions.  Excepting William Blair & Company L.L.C., whose commission will be the sole responsibility of Buyer, Buyer does not have any liability or obligation to pay any fees or commissions to any broker, finder or other agent with respect to the transactions contemplated by this Agreement for which Sellers could become liable or obligated.

5.03         Funding.  Buyer has sufficient unrestricted, non-contingent funding to enable Buyer to deliver the Purchase Price in the manner required and specified in Section 2.02.

5.04         Authorizations.  No Authorization is needed by Buyer for the execution, delivery, or performance of this Agreement and the consummation of the transactions contemplated hereby, except as set forth in Schedule 5.04 or where the failure to obtain such Authorization will not have a material adverse effect on this Agreement or the consummation of the transactions contemplated hereby.

5.05         Litigation and Claims.  Within the Geography, there is no Action pending or, to the Knowledge of Buyer, threatened against or involving Buyer which questions or challenges the validity of this Agreement or any action to be taken pursuant hereto, except as set forth in Schedule 5.05 or where such litigation as will not have a material adverse effect on this Agreement or the consummation of the transactions contemplated hereby.

5.06         Organization and Good Standing.  Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the state of Delaware and is duly authorized to do business therein.

5.07         Violations/Breaches.  To the Knowledge of Buyer, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not violate any law, rule or regulation or order, judgment, or decree binding on Buyer and will not result in a breach of any term of the certificate of incorporation or by-laws of Buyer or of any contract, agreement or other instrument to which Buyer is a party, except such violations as will not have a material adverse effect on this Agreement or the consummation of the transactions contemplated hereby.

ARTICLE VI

COVENANTS

6.01         Operation of the Business Prior to Closing.  Except where not Material and except for actions taken pursuant to the prior consent of Buyer, Sellers from the date of this Agreement until the Closing will:

(a)           conduct the Business in the ordinary course;

(b)           not transfer any of the Acquired Assets;

(c)           continue to meet the contractual obligations of, and pay obligations relating to, the Business as they mature in the ordinary course; and

(d)           maintain in the ordinary course the business relations of Sellers with their suppliers, business customers and other with whom they have business relations in connection with the Business.

6.02         Efforts to Close.

(a)           Sellers and Buyer will use all commercially reasonable efforts to cause all of the conditions, as specified in Articles VII and VIII of this Agreement, to the obligations of the others to consummate the transactions contemplated hereby to be met as soon as practicable after the date of this Agreement.

(b)           Sellers and Buyer will comply fully with all applicable notification, reporting and other requirements of the Hart-Scott-Rodino Antitrust Improvement Act of 1976 and the Canada Competition Act. Sellers and Buyer will as soon as practicable file any additional information reasonably requested by any Governmental Entity.

(c)           Sellers and Buyer will each use its best efforts to obtain, as soon as practicable, the Authorizations that may be or become necessary for the performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby and will cooperate fully with each other in promptly seeking to obtain such Authorizations.

(d)           Buyer will, and cause its Affiliates to, promptly take any and all of the following actions to the extent required to eliminate any concerns on the part of any Governmental Entity regarding the legality under any Antitrust Law of Buyer’s purchase of the Business and the consummation of the transactions contemplated hereby:  (i) make proposals, execute and carry out agreements, and/or submit to judicial or administrative orders providing for the sale or other disposition, or the holding separate (through the establishment of a trust or otherwise) of particular assets or categories of assets or businesses of Buyer or its Affiliates or the Business; (ii) use its best efforts to prevent the entry in an Action brought under any Antitrust

Law of any preliminary or permanent injunction or other order that would prevent, delay or make unlawful the consummation of the transactions contemplated by this Agreement; (iii) in the event that such an injunction or order has been issued, promptly take any and all actions necessary to vacate, modify or suspend such injunction or order so as to permit the consummation of the transactions contemplated by this Agreement as nearly as possible on the schedule contemplated by this Agreement, including without limitation appeal, the posting of a bond, or the actions contemplated in Section 6.02(d)(i) above; and (iv) promptly take all other actions necessary to avoid or eliminate each and every impediment under any Antitrust Law to the consummation of the transactions contemplated by this Agreement.  The obligations contained in this Section 6.02 are in addition to and not in limitation of any other obligations of Buyer and its Affiliates under this Agreement.

6.03         Bulk Transfer Laws.  Buyer waives compliance by Sellers with any laws relating to bulk transfers and bulk sales applicable to the transactions contemplated by this Agreement.

6.04         Confidentiality.

(a)           Except to the extent contrary to the terms of this Agreement, the terms of the Confidential Disclosure Agreement dated 14 July 2004 between RB and Buyer (the “Confidentiality Agreement”) are hereby incorporated by reference and will continue in full force and effect until the Closing, at which time such Confidentiality Agreement will terminate only in respect of that portion of the Evaluation Material (as defined in the Confidentiality Agreement) which relates to the Business.  If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement will continue in full force and effect in accordance with its terms.  Under all circumstances, the Confidentiality Agreement will continue in full force and effect with respect to that portion of the Evaluation Material not related to the Business.

(b)           Subsequent to the date of this Agreement it is understood and agreed by and between the Sellers and Buyer that Sellers, Buyer and their respective Affiliates may disclose the terms of this Agreement to any Person, whether by providing such Person with photocopies of all or portions thereof or otherwise:  (i) to the extent required by applicable laws, rules or regulations; (ii) as may be required in the reasonable opinion of Sellers, Buyer, or their respective Affiliates, as the case may be, in connection with the consummation of the transactions contemplated by this Agreement; or (iii) as may be required, in the reasonable opinion of Sellers, Buyer, or their respective Affiliates, as the case may be, in the defense of Sellers, Buyer, or their respective Affiliates in any Action.

(c)           If this Agreement is, for any reason, terminated prior to the Closing, Buyer will promptly return to Sellers all copies of Evaluation Material in its possession or in the possession of any Person acting on behalf of or in the interests of Buyer or its Affiliates; provided, however, that the portion of the Evaluation Material which consists of analyses, compilations, studies or other documents prepared by Buyer or its Affiliates or any Person acting on their behalf or in their interest will be destroyed and such destruction will be confirmed in writing to Sellers.

(d)           Any press releases, public announcements or similar publicity with respect to this Agreement or the transactions contemplated hereby must be approved by Sellers and Buyer in advance, provided that such approval may not be unreasonably withheld or delayed, and further provided that nothing herein will prevent Sellers or Buyer or their respective Affiliates, upon reasonable notice to the others, from making public announcements to comply with the requirements of law or any listing agreement with any national securities exchange or to inform their respective employees of the transactions contemplated by this Agreement.

6.05         Cooperation in Litigation.  For a period of three (3) years after the Effective Time, Sellers and Buyer will, in the defense of any third-party Action relating to the Business, make available during normal business hours, but without unreasonably disrupting their respective businesses, all personnel and records of the Business reasonably necessary to permit the effective defense or investigation of such Action.  If information other than that pertaining to the Business is contained in such records, Sellers and Buyer will either agree that such information may be omitted or redacted by the producing party, or will enter into appropriate secrecy commitments to protect such information.

6.06         Cooperation in Tax Matters.  Sellers and Buyer will make available during normal business hours, but without unreasonably disrupting their respective businesses, all personnel and records of the Business reasonably necessary in connection with the filing of any Tax return, amended return or claim for refund; determining a liability for Taxes or a right to refund for Taxes; or in conducting an audit or other proceeding in respect of Taxes.

6.07         Cooperation of Third Persons.  Where the cooperation of third parties such as insurers or trustees would be necessary in order for a party to completely fulfill its obligations under the Transaction Documents, such party will use all reasonable efforts to cause such third Persons to provide such cooperation.  RB and Buyer have attempted to identify all of their respective Affiliates that should be parties to this Agreement and, as applicable, the other Transaction

Documents, and have caused such Affiliates to become parties to this Agreement and, as applicable, any other Transaction Documents.  If any Affiliate of RB or Buyer is not a party to this Agreement or, as applicable, any other Transaction Documents, and such Affiliate should have been a party hereto or thereto to carry out the purpose hereof or thereof, then RB or Buyer, as applicable, will cause such Affiliate to become a party hereto or thereto or cause such Affiliate to undertake such actions as if such Affiliate were such a party, in each case, with such Affiliate being deemed to be, as applicable, a “Seller,” “Buyer,” “Supplier,” etc.

6.08         Expenses.  Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, each of Sellers and Buyer will bear its own costs and expenses, except that all Taxes in connection with the transactions contemplated by this Agreement (except Taxes on the income of Sellers) will be borne by Buyer.  If Taxes or other fees are required to be withheld on royalties or other payments due Sellers, Buyer will pay such Taxes or other fees on behalf of Sellers and Sellers will have no obligation to reimburse Buyer.  If Buyer does not withhold such Taxes or other fees and Sellers are liable for payment of such Taxes or other fees, Buyer will reimburse Sellers for any amounts Sellers are liable to pay.  To the extent a withholding Tax or other fee is deducted with respect to a payment between Buyer and Sellers, or with any third parties, the amount of Tax or other fee so withheld will be for the account of Sellers.  Buyer will provide copies to Sellers of all receipts from any Governmental Entity evidencing payment of such Taxes and other fees and will assist Sellers in claiming relief from double taxation.

6.09         Intellectual Property Assignment/Recordation/Maintenance.

(a)           Buyer will be responsible for, and will pay all expenses (whether incurred before or after the Effective Time) involved in notarization, authentication, legalization and/or consularization of the signatures of Buyer’s representatives on the Trademark Assignment, Trademark assignment documents, by country, and recording such assignment documents with the appropriate Governmental Entities.  Draft assignment documents, by country, will be provided by Sellers, at Buyer’s expense, for approval by Buyer.  Sellers will be responsible for, and will pay all expenses (whether incurred before or after the Effective Time) involved in notarization, authentication, legalization and/or consularization of the signatures of Sellers’ representatives on all assignment documents.

(b)           Buyer will be responsible for, and will pay all expenses related to the maintenance of Trademarks after the Closing Date.  If Sellers receive any bills or invoices for expenses related to the maintenance of Trademarks, after six (6) months after the

Closing Date, then Sellers will forward to Buyer such bills or invoices for payment by Buyer.

(c)           Sellers will pay all bills and invoices for Trademark expenses which are received after the Effective Time but which relate to work performed for the benefit of Sellers before the Effective Time or to maintain the Trademarks prior to the Effective Time.  The phrase “work performed for the benefit of Sellers” will not include any work, whether performed before or after the Effective Time, related to the transfer of the Trademarks and the Contracts and certain purchase orders, contracts, agreements and other obligations described in section 6.13 and related thereto to Buyer, other than that specifically assumed by Sellers pursuant hereto.

6.10         Additional Documents.  From time to time after the Closing, Sellers and Buyer will execute and deliver, without further consideration, such documents as any of them may reasonably request, in such form as may be appropriate, if necessary or advisable in connection with the consummation of the transactions contemplated by this Agreement, including, without limitation, assignment and assumption agreements with respect to the Supply Contracts and certain purchase orders, contracts, agreements and other obligations described in Section6.13.

6.11         Tax Records.  Buyer will preserve and keep all Books and Records received from Sellers relating to Tax matters of the Business (“Tax Records”) until the expiration of the appropriate statutes of limitations with respect to such Tax matters.  Until such expiration, representatives of Sellers will, upon reasonable notice, have access to such Tax Records during normal business hours to, examine, inspect and copy them.  After such expiration, but prior to disposal, Buyer will inform Sellers of its intent to dispose of any Tax Records, and will provide Sellers with a reasonable opportunity to obtain such Tax Records as they deem appropriate.

6.12         Use of Sellers Names or Reputation/Packaging Materials.  Except as specifically set forth herein, Buyer will not operate the Business utilizing, based on or taking advantage of the name, reputation or corporate goodwill of Sellers.  Buyer will cease use of packaging, advertising, sales and promotional materials bearing any of Sellers’ corporate names, product identification numbers or consumer information telephone numbers as soon as practicable but not later than twelve (12) months after the Closing.  Buyer shall be responsible for any liabilities or legal implications for time needed to transition out of packaging with the Sellers’ Names.   Buyer and Seller agree to take all reasonable steps necessary to prevent obsolescence charges and the destruction of usable materials. Buyer will maintain quality standards for Products at least equal to those maintained by Sellers at the time of the Closing for so long as Buyer continues to use any packaging, advertising, sales or promotional materials bearing the corporate names, product identification numbers or consumer information telephone numbers of Sellers.

6.13         Assignment, Assumption and Consent.

(a)            Sellers will use commercially reasonable efforts to obtain the consent of any third-party to any purchase order, contract, agreement or other obligation exclusively related to the Business, which consent is required for the assignment of any such purchase order, contract, agreement or other obligation from Sellers to Buyer.  For no additional consideration, Sellers will sell, convey, assign, transfer and deliver to Buyer, and Buyer will purchase, acquire, accept and assume such purchase orders, contracts, agreements and other obligations (i) with respect to the Manufacture or Contract Manufacture of Products pursuant to the Transitional Supply Agreement, after obtaining such required consent, if obtained, and after the termination or expiration of the Transitional Supply Agreement and (ii) with respect to all other such purchase orders, contracts, agreements and other obligations, after obtaining such required consent, if obtained, and at or after Closing.

(b)           Upon termination or expiration of the Transitional Supply Agreement and for no additional consideration, Sellers will sell, convey, assign, transfer and deliver to Buyer and Buyer will purchase, acquire, accept and assume all Supply Contracts in effect as of the termination or expiration of the Transitional Supply Agreement.

(c)            Buyer acknowledges and agrees that Sellers, after the execution of this Agreement and in the ordinary course of the business, may, with Buyer’s knowledge and consent as to agreements for more than $25,000, amend or modify any Supply Contracts and/or other purchase orders, contracts, agreements or other obligations related to the Manufacture or Contract Manufacture of Products that were in effect as of the date of execution of this Agreement, or may enter into new Supply Contracts and/or other purchase orders, contracts, agreements or other obligations, all as necessary or advisable to fulfill Sellers’ obligations pursuant to the Transitional Supply Agreement. Buyer shall assume no liability or responsibility for any amendment or modification by Seller of any Supply Contract, purchase order, contract, agreement or obligation made subsequent to the Closing Date without the knowledge and express consent of Buyer, except those amendments or modifications that are made in the ordinary course of the business or involve less than $25,000.

6.14         Additional Records.  Within a reasonable time after Closing, Seller and Sellers will provide to Buyer books, records or other documents, if any, which are not exclusively related to the Business, but which are necessary for the operation of the Business.  Sellers may redact from such copies any information that does not relate to the Business and Buyer will have the right to use such copies in connection with its operation and ownership of the Business.

6.15         Product Returns.  Buyer will assume responsibility for all returns of Products shipped after Closing.  Notwithstanding the foregoing, for a period of sixty (60) calendar days after the Closing, Seller will be responsible for all returns of Products up to a maximum liability of fifty thousand dollars ($50,000). Seller’s liability hereunder shall be offset by the value of the resalable Products, valued at the then current selling price under the Transitional Supply Agreement.  No party hereto will undertake any action to encourage returns of Products other than in the ordinary course of business.

6.16         Removal of Assets.  Except as set forth in the Transitional Supply Agreement, all tangible Acquired Assets will be moved by Buyer within 30 (thirty) calendar days after Closing from Sellers’ premises, at Buyer’s expense and in a manner so as to not unreasonably interfere with Sellers’ operations and to not cause damage to such premises; provided, however, Sellers will be entitled to retain originals or copies, made at Buyer’s expense, of Books and Records related to Trademarks to the extent necessary to perform the obligations set forth in Section 6.09. Those Acquired Assets which are electronic or otherwise not deliverable in tangible form shall be delivered by Seller to Buyer in a form reasonably acceptable to Buyer within the 30 calendar days after Closing.

6.17         Supplements to Schedules.  From time to time prior to the Effective Time, Sellers may supplement or amend the schedules to this Agreement with respect to any Matter (as defined below) hereafter arising, that if existing or occurring at the date of this Agreement, would have been required by this Agreement to be set forth or described in its schedules.

6.18         Coupons.  Sellers will remain liable for redemption of and administrative costs relating to all coupons set forth in Schedule 6.18 to the extent that such coupons are distributed before, but redeemed after, the Closing Date.

6.19         Supplemental Intellectual Property.  After Closing, Seller shall provide to Buyer any Intellectual Property that is exclusively related to the Business but specifically identified after the Effective Date.

6.20         Account Reconciliation.  After Closing and up to twelve (12) months following the Effective Date, Seller and Buyer shall provide written notice no less frequently than on a monthly basis for trade accounts or other credits due under the terms of this Agreement and shall remit payments for amounts due within thirty (30) days.

ARTICLE VII

CONDITIONS TO SELLERS’ OBLIGATION TO CLOSE

All obligations of Sellers to sell the Acquired Assets, to transfer the Business, and to perform any other action at the Closing are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any of which may be waived by Sellers in whole or in part without notice of such waiver to Buyer.

7.03         Authorizations/Waiting Periods.  All Authorizations legally required for the Closing will have been obtained, except where failure to obtain such Authorizations will not have a material adverse effect on this Agreement or the consummation of the transactions contemplated hereby.

7.04         No Injunction/Order.  No preliminary or permanent injunction or other order will have been issued that would make unlawful the consummation of the transactions contemplated by this Agreement.

7.05         Performance of Buyer’s Obligations.  Buyer will have fully performed all commitments required by this Agreement to be performed prior to Closing (except for those which, in the aggregate, will not have a material adverse effect on this Agreement or the consummation of the transactions contemplated hereby) and will have tendered at the Closing, the Purchase Price and the documents required in Section 3.01(b) and (c).

7.06         Buyer’s Representations and Warranties True.  All representations and warranties of Buyer contained in this Agreement will be true and correct as of the Closing, except for those which, individually or in the aggregate, will not have a material adverse effect on this Agreement or the consummation of the transactions contemplated hereby.

7.07         Buyer may elect to delay Closing by up to four (4) weeks after any planned coupon distribution, as noted in Schedule 6.18, if all the other Conditions for Closing have been met and Closing could otherwise occur within that four week period.

ARTICLE VIII

CONDITIONS TO BUYER’S OBLIGATION TO CLOSE

All obligations of Buyer to purchase the Acquired Assets, to assume the Assumed Liabilities, and to perform any other action at the Closing are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any of which may be waived by Buyer in whole or in part without notice of such waiver to Sellers.

8.01         Authorizations/Waiting Periods.  All Authorizations legally required for the Closing will have been obtained, except where failure to obtain such Authorizations will not have a material adverse effect on this Agreement or the consummation of the transactions contemplated hereby.

8.02         No Injunction/Order.  No preliminary or permanent injunction or other order will have been issued that would make unlawful the consummation of the transactions contemplated by this Agreement.

8.03         Performance of Sellers’ Obligations.  Sellers will have fully performed all commitments required by this Agreement to be performed prior to Closing, except where not Material, and will have tendered at the Closing, the documents required in Section 3.01(a) and (c).

8.04         RB’s Representations and Warranties True.  All representations and warranties of RB contained in this Agreement will be true and correct as of the Closing, except where not Material.

8.05         No Adverse Change.  As of Closing there shall have been no Material Adverse Change in the Business from the date of this Agreement.

ARTICLE IX

INDEMNIFICATION AND ARBITRATION

9.01         Indemnification by Sellers.

(a)           Subject to the terms and conditions of this Agreement, Sellers will defend, indemnify and hold Buyer harmless from and against all claims, losses, liabilities, damages, costs and expenses (including without limitation reasonable fees and expenses of attorneys incurred in investigation or defense of any third-party Action, but excluding fees, costs and expenses of attorneys, accounts, consultants and other experts and witnesses incurred in the investigation or prosecution of any non-third-party Action) arising out of or related to an Excluded Liability or breach of a representation and warranty or covenant of Sellers in this Agreement.

(b)           Promptly after receipt by Buyer of notice of any third-party Action in respect of which indemnity may be sought against Sellers hereunder (for purposes of this Section 9.01, a “Buyer’s Assertion”), Buyer will notify Sellers in writing of the Buyer’s Assertion, but the failure to so notify Sellers will not relieve Sellers of any liability they may have to Buyer, except to the extent Sellers have suffered actual prejudice thereby.  Sellers will be entitled to participate in and, to the extent Sellers elect by written notice to Buyer within thirty (30) days after receipt by Sellers of notice of such Buyer’s Assertion, to assume the defense of such Buyer’s Assertion, at Sellers’ own expense, with counsel chosen by them which will be reasonably satisfactory to Buyer.  With respect to any such Buyer’s Assertion, Buyer will promptly provide Sellers with:  (i) notice and copies of any documents served upon Buyer; and (ii) all reasonable cooperation which Sellers deem necessary to defend such Buyer’s Assertion, including, without limitation, providing Sellers and their outside attorneys access to any potentially-relevant documents, information, or individuals within the control of Buyer, other than any privileged documents.  If business information of Buyer other than that pertaining to the Business is contained in such documents or information, Sellers and Buyer will enter into appropriate secrecy commitments to protect such documents or information.  Notwithstanding that Sellers may have elected by written notice to assume the defense of any Buyer’s Assertion, Buyer will have the right to participate in the investigation and defense thereof, with separate counsel chosen by Buyer, but in such event the fees and expenses of Buyer (above those which would otherwise have been incurred) and such separate counsel will be paid by Buyer.

(c)           Notwithstanding anything in this Section 9.01 to the contrary:  (i) Sellers will have no obligation with respect to any Buyer’s Assertion if, in connection therewith, Buyer, without the written consent of Sellers, settles or compromises any Action or consents to the entry of any judgment; and (ii) Sellers will not, without the written consent of Buyer with respect to any Buyer’s Assertion:  (A) settle or compromise any Action or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to Buyer of a duly executed written release of Buyer from all liability in respect of such Action, which release will be reasonably satisfactory in form and substance to counsel for Buyer; or (B) settle or compromise any Action in any manner that, in the reasonable judgment of Buyer or its counsel, will materially adversely affect Buyer other than as a result of money damages or other money payments.

(d)           Upon the payment of any settlement or judgment pursuant to this Section 9.01 with respect to any Buyer’s Assertion, Sellers will be subrogated to all rights and remedies of Buyer against any third party in respect of such Buyer’s Assertion to the extent of the amount so paid by Sellers.

(e)           The indemnity provided for by this Section 9.01 will be Buyer’s exclusive source of recovery against Sellers with respect to matters covered hereby.

9.02         Indemnification by Buyer.

(a)           Subject to the terms and conditions of this Agreement, Buyer will defend, indemnify and hold Sellers harmless from and against all claims, losses, liabilities, damages, costs and expenses (including without limitation reasonable fees and expenses of attorneys incurred in investigation or defense of any third-party Action, but excluding fees, costs and expenses of attorneys, accountants, consultants and other experts and witnesses incurred in the investigation or prosecution of any non-third-party Action) arising out of or related to an Assumed Liability or breach of a representation and warranty or covenant of Buyer in this Agreement.

(b)           Promptly after receipt by Sellers of notice of any Action in respect of which indemnity may be sought against Buyer hereunder (for purposes of this Section 9.02, a “Sellers’ Assertion”), Sellers will notify Buyer in writing of the Seller’s Assertion, but the failure to so notify Buyer will not relieve Buyer of any liability it may have to Sellers, except to the extent Buyer has suffered actual prejudice thereby.  Buyer will be entitled to participate in and, to the extent Buyer elects by written notice to Sellers within thirty (30) days after receipt by Buyer of notice of such Sellers’ Assertion, to assume the defense of such Sellers’ Assertion, at its own expense, with counsel chosen by it which will be reasonably satisfactory to Sellers.  With respect to any such Sellers’ Assertion, Sellers will promptly provide Buyer with:  (i) notice and copies of any documents served upon Sellers; and (ii) all reasonable cooperation which Buyer deems necessary to defend such Sellers’ Assertion, including without limitation providing Buyer and its outside attorneys access to any potentially-relevant documents, information, or individuals within the control of Sellers, other than any privileged documents.  If business information of Sellers other than that pertaining to the Business is contained in such documents or information, Sellers and Buyer will enter into appropriate secrecy commitments to protect such documents or information.  Notwithstanding that Buyer may have elected by written notice to assume the defense of any Sellers’ Assertion, Sellers will have the right to participate in the investigation and defense thereof, with separate counsel chosen by Sellers, but in such event the fees and expenses of Sellers (above those which would otherwise have been incurred) and such separate counsel will be paid by Sellers.

(c)           Notwithstanding anything in this Section 9.02 to the contrary:  (i) Buyer will have no obligation with respect to any Sellers’ Assertion if, in connection therewith, Sellers, without the written consent of Buyer, settle or compromise any Action or consent to the entry of any judgment; and (ii) Buyer will not, without the written consent of Sellers with respect to any Sellers’ Assertion:  (A) settle or compromise any Action or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to Sellers of a duly executed written release of Sellers from all liability in respect of such Action, which release will be reasonably satisfactory in form and substance to counsel for Sellers; or (B) settle or compromise any Action in any manner that, in the reasonable judgment of Sellers or their counsel, will materially adversely affect Sellers other than as a result of money damages or other money payments.

(d)           Upon the payment of any settlement or judgment pursuant to this Section 9.02 with respect to any Sellers’ Assertion, Buyer will be subrogated to all rights and remedies of Sellers against any third party in respect of such Sellers’ Assertion to the extent of the amount so paid by Buyer.

(e)           The indemnity provided for by this Section 9.02 will be Sellers’ exclusive source of recovery against Buyer with respect to matters covered hereby.

9.03         Dispute Resolution.

(a)           Any dispute, controversy, claim, action, litigation, suit or cause of action asserted by Sellers against Buyer or by Buyer against Sellers (a “Claim”) arising out of or related to the Transaction Documents, including without limitation any Claim for indemnification pursuant to Article IX hereof or any issue as to whether or not a Claim is arbitrable, will be resolved pursuant to the procedures described in this Section 9.03.

(b)           Should any Claim arise, Sellers and Buyer will first attempt to resolve such Claim by entering into good faith negotiations by or among their appropriate employees or officers.  Such negotiations will commence as soon as practicable after Sellers and

Buyer have each received notice of such Claim, but no later than ten (10) days after such receipt, and will terminate thirty (30) calendar days after such commencement.  During negotiations, Sellers and Buyer will not have the right to any discovery, unless agreed by each of Sellers and Buyer.

(c)           Any Claim which has not been resolved pursuant to Section 9.03(b) of this Agreement will be referred to good faith negotiations by or among one or more Vice Presidents of Sellers and Buyer.  Such negotiations will commence as soon as practicable after termination of the negotiations described in Section 9.03(b), but not later than ten (10) business days thereafter, and will terminate thirty (30) calendar days after such commencement.  During the negotiations, Sellers and Buyer will not have the right to any discovery, unless agreed by Sellers and Buyer.

(d)           Any Claim which has not been resolved pursuant to Section 9.03(c) of this Agreement will be determined by arbitration.  The arbitration will be conducted by one arbitrator, who will be appointed pursuant to the rules of the American Arbitration Association.  The arbitration will be held in New York, New York, USA and will be conducted in accordance with the rules of the American Arbitration Association, except that the rules set forth in this Section 9.03(d) will govern such arbitration to the extent they conflict with the rules of the American Arbitration Association.  Sellers and Buyer will use their best efforts to cause the arbitration to be conducted in an expeditious manner.  Sellers and Buyer will use their best efforts to cause the arbitration to be completed within sixty (60) days after selection of the arbitrator.  In the arbitration, Delaware law will govern, except to the extent that those laws conflict with the procedural rules of the American Arbitration Association and the provisions of this Section 9.03(d).  There will be no discovery, except as the arbitrator will permit following a determination by the arbitrator that the person seeking such discovery has a substantial, demonstrable need.  All other procedural matters will be within the discretion of the arbitrator.  In the event a Person fails to comply with the procedures in any arbitration in a manner deemed material by the arbitrator, the arbitrator will fix a reasonable period of time for compliance and, if the Person does not comply within said period, a remedy deemed just by the arbitrator, including an award of default, may be imposed.  The determination of the arbitrator will be final and binding on the Sellers and Buyer.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

9.04         Damage Limitations.

(a)           Notwithstanding anything to the contrary in the Transaction Documents, none of Sellers nor Buyer will be permitted to recover any consequential, indirect, or punitive damages arising out of or related to the Transaction Documents, regardless of the form of the Claim, including without limitation Claims for indemnification, tort, breach of contract, warranty, representation or covenant.

(b)           Sellers’ aggregate liability arising out of or related to breaches of representations and warranties set forth in the Transaction Documents, regardless of the form of the Claim or Action, including, without limitation, Claims or Actions for indemnification, tort, breach of contract, warranty or representation, is limited to the amount by which all such liabilities exceed zero-point-five percent (0.5%) of the Purchase Price, and in no event will Sellers’ aggregate liability exceed a total of fifty percent (50%) of the Purchase Price.

(c)           Buyer’s aggregate liability arising out of or related to breaches of representations and warranties set forth in the Transaction Documents, regardless of the form of the Claim or Action, including without limitation Claims or Actions for indemnification, tort, breach of contract, warranty or representation, is limited to the amount by which all such liabilities exceed zero-point-five percent (0.5%) of the Purchase Price, and in no event will Buyer’s aggregate liability exceed a total of fifty percent (50%) of the Purchase Price.

(d)           In the event any Claim or Action hereunder results in a Tax benefit or is an insured loss to the indemnified Person, the indemnifying Person will be entitled to a credit against any liability thereunder in the amount by which any Taxes of the indemnified Person will be reduced by reason of any deduction or adjustment allowed the indemnified Person for any payment, settlement or satisfaction of such claim, as well as in the amount of and to the extent of any insurance proceeds to which the indemnified Person is entitled.  For the purposes hereof, it will be presumed that the maximum possible Tax benefit is derived in the shortest time period possible.

ARTICLE X

TERMINATION AND ABANDONMENT

10.01       Termination.  This Agreement may be terminated at any time prior to closing:

(a)           by consent of Sellers and Buyer;

(b)           by any of Sellers or Buyer if the Closing has not occurred within six (6) months after the date of this Agreement, provided that the terminating Person is not then in default hereunder; and

(c)           by Sellers or Buyer, if any Governmental Entity has issued a final, non-appealable order, decree or ruling permanently enjoining or prohibiting the consummation of the transactions contemplated by this Agreement.

10.02       Procedure and Effect of Termination.  In the event of termination of this Agreement and abandonment of the transactions contemplated hereby pursuant to Section 10.01 hereof, written notice thereof will promptly be given to all parties and this Agreement will terminate and the transactions contemplated hereby will be abandoned, without further action by any of the Sellers, or Buyer, and without additional liability on the part of any of them or their Affiliates, directors, officers, shareholders, employees, contractors and agents, except for Sections 6.04, 9.03 and 11.11 and any definitions pertaining thereto, which sections will continue indefinitely to bind the parties as necessary to effectuate their purpose.  Nothing contained in this Section 10.02 will release Sellers or Buyer from liability for any breach of this Agreement prior to its termination.

ARTICLE XI

MISCELLANEOUS

11.01       Amendment and Modification.  The Transaction Documents may be amended, modified, or supplemented only by the written agreement of RB and Buyer.  Sellers and Buyer explicitly agree amendments, modifications and supplements to the Transaction Documents need not be executed by any of Sellers other than RB, except for amendments, modifications or supplements to the Transitional Supply Agreement, the Trademark Assignment, and the Patent License, which require such execution.

11.02       Waiver of Compliance.  Except as otherwise provided in the Transaction Documents, the failure by any Person to comply with any obligation, covenant, agreement or condition under such agreements may be waived by the Person entitled to the benefit thereof only by a written instrument signed by the Person granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.  The failure of any Person to enforce at any time any of the provisions of such agreements will in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of such agreements or any part thereof or the right of any person thereafter to enforce each and every such provision.  No waiver of any breach of such provisions will be held to be waiver of any other or subsequent breach.

11.03       Survival of Representations and Warranties; Other Matters.  Each and every representation and warranty of RB or Buyer contained in this Agreement will survive any investigation and will not be extinguished by the Closing, but will survive for a period of eighteen (18) months from the Closing Date.  No party may initiate any Claim nor will any party be responsible for any Action arising out of or related to a breach of a representation or warranty under this Agreement, regardless of the form of the Claim or Action, including, without limitation, indemnification, tort, breach of contract, warranty or representation, unless such Claim or Action is initiated prior to the expiration of the relevant representation or warranty.

11.04       Notices.  All notices required or permitted pursuant to the this Agreement will be in writing and will be deemed to be properly given when actually received by the person entitled to receive the notice at the address stated below, or at such other address as a party may provide by notice to the other:

Sellers:

Mailing	Delivery

Reckitt Benckiser Inc.	Reckitt Benckiser Inc.
P.O. Box 225	399 Interpace Parkway
Parsippany, NJ 07054-0225	Parsippany, NJ 07055
USA	USA

Attention: General Counsel	Attention: General Counsel

Buyer:

Mailing & Delivery

Prestige Brands Holdings, Inc.
90 North Broadway
Irvington, N.Y. 10533
Attention: Peter C. Mann
Chairman & CEO

With copy to:

Mailing & Delivery

Prestige Brands Holdings, Inc.
90 North Broadway
Irvington, N.Y. 10533
Attention: Charles N. Jolly
Secretary and General Counsel

11.05       Exhibits and Schedules; Incorporation by Reference.  The Schedules attached to this Agreement, each when delivered, are incorporated by reference into and made a part of this Agreement.  The fact that any document, asset, item, action, entity, event, condition, claim, agreement, or other matter (hereinafter collectively referred to as “Matter”) is set forth or described or referred to in any one or more exhibits or schedules will not be construed as a representation, warranty, acknowledgment or admission by any Person or as evidence that such Matter is, or may at any time be or have been, Material or in any way significant to the transactions contemplated by this Agreement.

11.06       Successors and Assigns.  The Transaction Documents will be binding upon and will inure to the benefit of the signatories hereto and their respective successors and permitted assigns.  None of Sellers nor Buyer may assign any of the Transaction Documents, or any of their rights or liabilities thereunder, without the prior written consent of the other parties thereto, provided that Sellers and Buyer may so assign, in whole or in part, to one or more of their Affiliates.  Any such assignment will not relieve the party making the assignment from any liability under such agreements.

11.07       Non-Compete.  As an inducement to this transaction Sellers agree that they shall not compete directly with Buyer by introducing for sale or distribution a product that is substantially similar to the Products in the Geography for a period of 3 (three) years from the Closing date.  Notwithstanding the generality of the foregoing nothing contained herein shall preclude the Seller from acquiring a company or line of business where copper or stainless steel abrasive cleansers comprise 10% (ten percent) or less of the annual sales volume of the acquired company or line of business.

11.08       Post Closing Cooperation.  In order to facilitate the orderly transfer of the business, Buyer requests and Sellers agree to cooperate, in a commercially reasonable manner, in promptly transmitting purchase orders, shipping and handling instructions, consumer inquiries, and other communications relating to the Business to the persons designated by Buyer within Buyer’s organization from the date of Closing for not less than six months.

11.09       Entire Agreement.  The Transaction Documents constitute the entire agreement between the parties hereto with respect to the subject matter thereof and will supersede all previous negotiations, commitments, and writings with respect to such subject matter.  Sellers make no representations or warranties, whether express or implied, other than those specifically set forth in the Transaction Documents.

11.07       Severability.  The illegality or partial illegality of any or all of the Transaction Documents, or any provision thereof, will not affect the validity of the remainder of the such agreements, or any provision thereof, and the illegality or partial illegality of any such agreements will not affect the validity of any such agreement in any jurisdiction in which such determination of illegality or partial illegality has not been made, except in either case to the extent such illegality or partial illegality causes such agreements to no longer contain all of the material provisions reasonably expected by the parties to be contained therein.

11.08       Captions.  The captions appearing in the Transaction Documents are inserted only as a matter of convenience and as a reference and in no way define, limit or describe the scope or intent of such agreements or any of the provisions thereof.

11.09       Counterparts.  This Transaction Documents may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which will constitute one agreement.

11.10       Governing Law.  The Transaction Documents will be governed by and construed in accordance with the laws of Delaware, whether common law or statutory, without reference to the choice of law provisions thereof.

IN WITNESS WHEREOF, each of the signatories hereto has caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

PRESTIGE BRANDS HOLDINGS, INC.

By:
Charles N. Jolly
Secretary and General Counsel

THE SPIC AND SPAN COMPANY

By:
Charles N. Jolly
Secretary and General Counsel

RECKITT BENCKISER INC.

By:
James R. Grahlmann
Vice President

RECKITT BENCKISER (CANADA) INC.

By:
James R. Grahlmann
Vice President